Exhibit 10.45

SUBJECT TO THE APPROVAL OF THE COMPENSATION AND BENEFITS COMMITTEE OF THE WESTERN UNION COMPANY BOARD OF DIRECTORS

April 12, 2012

Mr. John "David" Thompson
848 Kansas Street #1
San Francisco, CA 94103-2607

Dear David,
On behalf of Hikmet Ersek, it is my pleasure to extend this offer of employment ("Offer") with Western Union, LLC, an affiliate of The Western Union Company ("Western Union" or the "Company") reporting to the President and CEO of the Company. We are looking forward to you joining us as Executive Vice President and Chief Information Officer. If you choose to accept this Offer, your start date is expected to be on or before April 23, 2012. This letter is subject to the approval of the Compensation and Benefits Committee of The Western Union Company Board of Directors (the "Compensation Committee").

Exempt Salary
Your gross annualized starting salary will be $500,000 payable in accordance with the Company's regular payroll practices.

Sign-On Equity Award
You will receive a sign-on equity award under Western Union's Long-Term Incentive Plan ("LTIP") with a target value estimated at $1,900,000, contingent upon confirmation of details concerning your outstanding award values as follows:
Restricted Stock Unit ("RSU") award with a grant date value of $1,900,000 to vest in three substantially equal installments, on the six-month, two-year and three-year anniversaries of the grant date, subject to your continued employment in good standing with the Company on the respective vesting dates.
The number of RSUs awarded will be equal to the above dollar value divided by the closing price of Western Union stock on the New York Stock Exchange on the grant date. Thus, the number of RSUs awarded will depend upon Western Union's stock price at the time of grant. The equity grant date will be the latest of your employment start date, the date the Compensation Committee has approved your equity awards, or the day immediately following the first two full trading days after Western Union's earnings announcement for the first quarter of 2012 (expected to be April 26, 2012).

2012 Short-Term and Long-Term Incentives
You will be eligible to participate in the Company's 2012 Incentive Plan ("Incentive Plan"), with a target bonus of 90% of your annualized base salary, prorated for the number of days worked in 2012, and payable no later than March 2013. Your bonus payout, if any, will be based on your achievement of established performance measures, the Company's achievement of established financial performance goals and in accordance with the Incentive Plan's terms and conditions.
You will also be eligible for an annual LTIP award for 2012 consisting of stock options and performance-based restricted stock units, in increments of thirty-three percent (33%) and sixty seven percent (67%) respectively, with a grant date target value of $1,000,000.
All awards under the LTIP require approval from the Compensation Committee and require the execution by you of an agreement containing certain restrictive covenants such as non solicitation, non-competition and non-disclosure commitments. All recommendations for awards will be made in accordance with Western Union's current guidelines, subject to the approval of the recommendation. All your rights and obligations with respect to any awards granted to you are subject to the terms and conditions of the Incentive Plan and LTIP, as applicable, as well as the terms and conditions of the applicable award agreements. If you do not receive materials reflecting your grants within three months of your start date, please let me know immediately.
You should be aware that the Compensation Committee has established stock ownership guidelines for senior executives. The guidelines require Executive Vice Presidents to own Western Union stock equal in value to two times their base salary (five times base salary in the case of the CEO). Executives must retain at least 50% of after-tax shares resulting from the vesting of stock awards (such as RSUs) or the exercise of stock options until the required stock ownership level has been achieved. Included in the definition of stock ownership are the after tax value of unvested restricted stock units and any Western Union stock owned outright, including stock acquired upon option exercises. Unexercised stock options and performance based RSUs do not count towards meeting the stock ownership guidelines.

Benefits
You will be eligible to participate in the Company's health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your start date. Additional information regarding benefits and enrollment information will be reviewed with you on or shortly after your first day of employment. Finally, please understand that the Company reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

Supplemental Incentive Savings Plan (Deferred Compensation)
If you accept this Offer, you will be eligible to participate in The Western Union Company Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Western Union's Employee Benefits Committee.

Severance
As an "Eligible Executive" as defined under The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the "Policy"), you are eligible for coverage under the Policy, subject to its terms and conditions as the same may be amended by the Company from time to time in its sole discretion.

Relocation
If you accept this Offer, you agree to complete your relocation to the Denver area within six months of your start date, pursuant to the terms of the Western Union Senior Executive Relocation Policy ("Relocation Policy"). You will be eligible for relocation assistance and reimbursement for relocation expenses pursuant to the Relocation Policy. Jason Exley, Director, Global Mobility, (720) 332-1130, will contact you within 48 hours after we receive a signed copy of this Offer. Please note that if you resign from, or are terminated for cause by the Company within a period of 12 months after the completion of your relocation as determined by the Company in its sole discretion, you will refund, at a prorated amount, to the Company any expenses incurred by the Company as a result of your relocation. This prorated amount will be based on the portion of the twelve-month period you have been employed by the Company since the date of the completion of your relocation, as determined by the Company in its sole discretion. Any modification to any relocation benefits provided by the Company, including but not limited to the date by which you must complete your relocation, requires prior written approval by the Executive Vice President of Human Resources.

Immigration Reform & Control Act
In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver's license and social security card, your birth certificate, or a current passport.

Other Agreements
As a condition of your employment with the Company, you may be required to sign certain agreements, including but not limited to agreements regarding non-solicitation, non-competition, confidentiality, outside board service and arbitration of employment disputes. You will also be subject to all Company policies applicable to the Company's employees, including but not limited to the Western Union Code of Conduct.

Drug Screen
As one of the requirements for employment, you will be required to complete a drug screen within 48 hours of receiving this written Offer. If you fail to complete your drug screen within the 48-hour timeframe, this Offer of employment may be rescinded.

At Will Statement
Please understand that this Offer does not constitute a contract or a guarantee of continued employment for any period of time. This Offer supersedes any oral or prior written "offers" or verbal discussions that you have had with the Company related to employment with the Company. Any changes to this Offer must be in writing and signed by both Parties. As is the case throughout Western Union and its U.S. subsidiaries and affiliated companies, employment is "at will" and may be terminated by either you or the Company at any time for any reason. The terms and conditions of employment may be changed at any time at the sole discretion of management. This Offer is also subject to the Company receiving favorable results from your background investigation and satisfactory completion by you of all required security clearance and training applicable to your position, drug screen, and provision by you of original documentation which verifies your right to work in the United States.

Acceptance
David, I hope you will accept this Offer. Feel free to call me at my office (720) 332-4409 or on my cell phone (303) 330-9809, if you have any questions or need additional clarification of this Offer. Please note that the terms of this Offer are subject to the approval of the Compensation Committee. Please indicate your decision and confirm your acceptance of the terms described in this letter by signing, dating, and returning one signed copy of this letter to me within three (3) days of receipt. Please fax a copy of this letter to me at (720) 332-8211. Prior to faxing, please contact Becky Lape at (720) 332-6415.

Sincerely,
/s/ Paula S. Larson

Paula S. Larson
Chief Human Resources Officer

I accept your Offer of employment as described in this letter.

/s/ John David Thompson
Mr. John "David" Thompson

Date: 4/12/12